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                                                                    EXHIBIT 23.5



                     CONSENT OF BIA FINANCIAL NETWORK, INC.

   We hereby consent to the use of our name and to the description of our "Valuation of Chadmoore Wireless Group, Inc., SMR Licenses and Selected Tangible Assets," dated as of June 30, 2001, attached as Exhibit 99.1 to the registration statement on Form S-4 of Nextel Communications, Inc., and to the references to our firm under the captions, "Proposal 1--The Asset Sale Transaction, Opinion of Financial Advisor to Chadmoore," and "Proposal 1--The Asset Sale Transaction--Appraisal of BIA Financial Network, Inc.," in the proxy statement/prospectus, which proxy statement/prospectus is part of such registration statement.


Dated: November 13, 2001

/s/ BIA FINANCIAL NETWORK, INC.

BIA FINANCIAL NETWORK, INC.